Exhibit 99.1

CONTACT:	Martin R. de Lauréal	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES PROVIDES THIRD QUARTER 2005
AND RESTATED 2004 FINANCIAL INFORMATION
NEW ORLEANS, LA, October 24, 2005 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) reported that it has filed today with the Securities and Exchange Commission a partially complete Form 10-Q for the quarter ended July 31, 2005 and a partially complete Form 10-K/A for the year ended October 31, 2004.
The Company filed today a Form 10-Q for the quarter ended July 31, 2005, which is not complete because it is being filed without the effects of any potential adjustments that may result from the completion of its deferred revenue project described below and without the effects of specified immaterial adjustments described in the filing. Accordingly, it is also being filed without the independent registered public accounting firm’s review being completed and without the certifications of the Company’s Chief Executive Officer and Chief Financial Officer.
The Company also filed today a Form 10-K/A Amendment No. 2 for the year ended October 31, 2004, which is also not complete because it is being filed without the effects of any potential adjustments that may result from the completion of the deferred revenue project, without the effects of specified immaterial adjustments described in the filing and without a cumulative restatement of shareholders’ equity in fiscal year 2000 of approximately $0.5 million related to the accounting for certain leases for periods prior to 2000. Accordingly, it is also being filed without the opinion of the Company’s independent registered public accounting firm and without the certifications of the Company’s Chief Executive Officer and Chief Financial Officer.
The Company believes that, except for the results of the deferred revenue project, there should be no material outstanding issues on these reports. The Company has decided to make these filings now because it believes that the information in these reports would be meaningful to its security holders.
The Form 10-K/A Amendment No. 2 for the year ended October 31, 2004 is being filed to show the effect of the amendment and restatement of the financial statements included in the Company’s original Form 10-K filing, as previously amended, for the fiscal year ended October 31, 2004 (the “2004 Form 10-K”), and to make related changes in the disclosures throughout the 2004 Form 10-K, primarily in order to (1) reflect an increase in the number of the Company’s operating and reportable segments, and (2) to reflect a non-cash goodwill impairment charge in fiscal year 2002 and eliminate the goodwill impairment charge in fiscal year 2003. These changes are being made in response to comments raised by the Staff of the Securities and Exchange Commission during their review of the 2004 Form 10-K and subsequent filings.

Due to the deferred revenue project and other immaterial adjustments described in the filings, the Company has been unable to file its complete Form 10-Q for the quarter ended July 31, 2005. The Company has been in discussions with NASDAQ, where its Class A common stock is traded, and believes NASDAQ may find that the Company’s inability to timely file a complete Form 10-Q for the quarter ended July 31, 2005 constitutes a failure to comply with the requirements for continued listing. If the Company receives a notice of delisting proceedings from NASDAQ, it plans to seek a hearing before NASDAQ’s Listing Qualifications Panel to request an extension of time to complete the filing and thereby regain compliance with the listing standards; the delisting would be stayed pending a final determination by NASDAQ. The Company is optimistic that its request would be granted, although no assurances can be given. Delisting of the Company’s Class A common stock from NASDAQ could have a material adverse effect on the trading price of and market for the Class A common stock and on the Company’s ability to raise capital. In addition, during any period when the Company is not current with its SEC reports, neither its affiliates nor any person that purchased shares in a private offering during the preceding two years will be able to sell their shares in public markets pursuant to Rule 144 under the Securities Act of 1933. Also, the Company’s registration statements on Form S-8 regarding sales of its securities through its employee benefit plans will not be available and the Company will be suspending sales under these registration statements until it is current in its SEC filings.
The Deferred Revenue Project
In connection with the Company’s internal control assessment under Section 404 of Sarbanes-Oxley, the Company undertook a project (the “deferred revenue project”) earlier this year to verify the balances in deferred preneed cemetery revenue and deferred preneed funeral revenue by physically reviewing certain of the preneed cemetery and funeral service and merchandise contracts.
While the Company has made significant progress, it has not completed its overall review and reconciliation. The Company had anticipated completing its review prior to filing its Annual Report on Form 10-K for fiscal year 2005. Although the progress of the project has been disrupted by Hurricane Katrina, the Company still plans to try to complete the project in time to file its Annual Report on Form 10-K for fiscal year 2005 by its due date.

Management believes that the deferred revenue project could result in a restatement of the Company’s prior period financial statements. Management believes that to the extent there is an adjustment, a significant portion of that adjustment would relate to the cumulative effect of adopting Staff Accounting Bulletin 101 (“SAB No. 101”) on November 1, 2000 and could impact reported earnings for periods subsequent to the implementation of SAB No. 101.
Management believes that the adjustment, if any, would result in a non-cash adjustment to deferred revenue and to shareholders’ equity in an amount that should not exceed $60 million and could be materially less than that amount. In connection with the deferred revenue project, the Company is also evaluating whether there could be a material weakness in internal control related to deferred preneed revenue.
Once the deferred revenue project is completed and the Company’s independent registered public accounting firm has completed its audit of the Form 10-K/A and its review of the Form 10-Q, the Company will amend these filings to include the report of its independent registered public accounting firm in its Form 10-K/A, to note the completion of the Form 10-Q, to include the certifications of the Company’s Chief Executive Officer and Chief Financial Officer, and to make any necessary adjustments as a result of the deferred revenue project.
Management’s estimate of the results of the deferred revenue project is a forward-looking statement that is subject to uncertainties. Important factors that could cause actual results to differ materially from the estimate include whether the Company uncovers unanticipated issues during its review of the remaining preneed contracts.
Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 231 funeral homes and 144 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.